Exhibit 107

Calculation of Filing Fee Table

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$9,168,160.00	*	0.00011020	$1,010.33	**
Fees Previously Paid	$50,000,000.00			$5,510.00
Total Transaction Valuation	$59,168,160.00
Total Fees Due for Filing				$6,520.33
Total Fees Previously Paid				$5,510.00
Total Fee Offsets				$—
Net Fee Due				$1,010.33

*	The transaction valuation is estimated solely for the purpose of calculating the amount of the filing fee pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the product of (i) $10.00 per share, the maximum offering price and (ii) 5,916,816, the maximum number of shares of Class A common stock of MediaAlpha, Inc. purchased in the Offer.
**	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Exchange Act, and Fee Rate Advisory #1 for fiscal year 2023 beginning on October 1, 2022, issued on August 26, 2022, by multiplying the transaction valuation by 0.00011020.